Exhibit 99.1

April 16, 2008

AVI BioPharma Announces Dr. Ryszard Kole as Senior Vice President of
Discovery Research

Dr. Hans Wigzell to Chair Newly-formed Corporate Strategy Board

PORTLAND, OR — April 16, 2008 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced the appointment of Ryszard ‘Richard’ Kole, Ph.D as Senior Vice President of Discovery Research. Dr. Kole has a long and successful track record of research and discovery in directed alternative splicing and, as company founder, was the major driving force behind the value created by Ercole Biotech, Inc.  AVI’s acquisition of Ercole closed on March 20, 2008.

Patrick L. Iversen, Ph.D., who had served AVI as Senior Vice President of Research and Development, will assume a new role as Senior Vice President of Strategic Alliances.  In that role, he will manage AVI’s ongoing programs in government contracting and focus the Company’s external collaborator network for the identification of novel drug targets both for the Company’s and external partner R&D programs.

The Company also announced that internationally-known scientist, Hans Wigzell, M.D, Ph.D., has agreed to assume the role of Chairman of AVI’s Corporate Strategy Board which, when fully constituted, will provide external review and facilitation of the Company’s R&D strategy and revenue-generating partnerships.  The Strategy Board will replace the former Scientific Advisory Board, and is anticipated to consist of members qualified by experience and track record to actively support the translation of AVI’s technology from the laboratory through the clinic and to commercialization through successful partnering of the Company’s product line.

“These announcements signal the actions behind AVI’s commitment to focus its discovery and development pipeline to achieve a coherent flow of future products,” said Leslie Hudson, Ph.D., Chief Executive Officer of AVI.  “Dr. Kole and Dr. Iversen are passionately committed to drug discovery and have complementary skills; they will provide an excellent synergy in their new roles.  AVI’s technology and infrastructure has the capacity to drive not only its own in-house R&D programs but also those of external partners.  I am delighted that Dr Hans Wigzell has agreed to chair AVI’s Corporate Strategy Board. He is an exceptionally gifted scientist with a special regard for commercialization. The legacy of his time as President of the Karolinska Institute and Chairman of the Nobel Committee transcends a scientific contribution alone.  Hans has a rare talent that is able to facilitate the move of compelling discoveries from the laboratory to the clinic through to the international biotechnology sector.  We look forward to working with him in this regard at AVI”

About Dr. Ryszard ‘Richard’ Kole

Dr. Kole is a pioneer in the use of oligonucleotides for the modulation of splicing. He received his Ph.D. from the Institute of Biochemistry and Biophysics of the Polish Academy of Sciences.

As a postdoctoral fellow in the laboratory of Dr. Sidney Altman at Yale University, he provided early evidence that an RNA component is essential for the activity of a tRNA processing enzyme, RNase P.  Subsequent discovery that RNase P is a ribozyme was recognized by a Nobel Prize for Dr. Altman. After joining the Department of Pharmacology at the University of North Carolina at Chapel Hill as a faculty member, Dr. Kole’s work led to a discovery that splicing provides a novel target for gene based therapies of numerous disorders including cancer, genetic diseases and metabolic disorders such as obesity. Dr. Kole founded Ercole Biotech, Inc. to develop and commercialize this technology.

About Dr. Hans Wigzell

Dr. Wigzell is considered one of the pioneers in Scandinavia of bringing innovative medical research into commercial application. He is presently the chairman of the Board of Karolinska Development comprising 41 companies, 10 of which are in clinical trials.  He holds an M.D. and Ph.D. degree from Karolinska Institute from Stockholm and his academic career includes President of Karolinska Institute; Chairman, Nobel Prize Committee, Karolinska Institute; Distinguished External Advisory Professor, Ehime University, Japan.

Dr. Wigzell has also served as General Director of the National Bacteriological Laboratory and the National Institute for Infectious Disease Control, both in Stockholm; Chief Scientific Advisor to the Swedish Government; and is presently Senior Strategic Advisor for the Karolinska Institute.

He has published over 700 scientific articles in international peer-reviewed journals and is on the editorial board for several international scientific journals.  In addition, Dr. Wigzell is a member of the Royal Academy of Science, Sweden; Royal Academy of Engineering, Sweden; Danish Academy of Arts and Letters; American Academy of Arts and Sciences; and the Finnish Science Society.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE® antisense drugs and ESPRIT directed RNA alternative splicing technology.  AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy.  AVI’s NEUGENE compounds are also designed to treat cardiovascular restenosis in stent and coronary artery bypass graft (CABG) procedures.  In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including Marburg Musoke and Ebola Zaire viruses.  More information about AVI is available at www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.